Exhibit 5.1

Goodwin Procter llp 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813-8800

April 29, 2026

AvalonBay Communities, Inc.

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

Re: Securities Being Registered under Registration Statement on Form S-8

We have acted as your counsel in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of deferred compensation obligations (the “Obligations”) of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), that will arise under the Company’s Deferred Compensation Plan (as amended and restated through the date of this opinion, the “Plan”), in which a group of management or highly compensated employees of the Company may participate.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Obligations, when established pursuant to the terms of the Plan after approval by or pursuant to the terms of authorization from the Company’s Board of Directors and upon issuance and payment therefor in accordance with the terms of the Plan, will be valid and binding obligations of the Company, subject, as to enforcement, to (i) bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including, without limitation, statutory or other laws regarding fraudulent or preferential transfers, relating to, limiting or affecting the enforcement of creditor’s rights generally, and (ii) the effect of general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Plan and upon the availability of injunctive relief or other equitable remedies and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors’ rights generally.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP